UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 20, 2007 (June 15, 2007)

HANCOCK FABRICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-9482	64-0740905
(State or other jurisdiction	(Commission	(I. R. S. Employer
of incorporation)	File Number)	Identification No.)

One Fashion Way, Baldwyn, MS	38824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (662) 365-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement.

On June 15, 2007, Hancock Fabrics, Inc. (the "Company") entered into Loan and Security Agreement (the "Loan Agreement") along with HF Merchandising, Inc. ("Merchandising"), Hancock Fabrics of MI, Inc. ("Fabrics MI"), hancockfabrics.com, Inc. ("Fabrics.com"), Hancock Fabrics, LLC ("Fabrics LLC", and together with the Company, Merchandising, Fabrics MI and Fabrics.com, collectively, the "Borrowers"), HF Enterprises, Inc. ("Enterprises"), HF Resources, Inc. ("Resources", and together with Enterprises, collectively, the "Guarantors"), with certain lenders from time to time (collectively, the "Lenders") and Ableco Finance LLC, in its capacity as agent for the Lenders ("Agent").

The Loan Agreement provides for a term loan facility in the aggregate principal amount of up to $17,500,000. The Company intends to use the proceeds of the loans made under the Loan Agreement for general working capital purposes and to pay fees and expenses related to the Loan Agreement.

The Borrowers' obligations under the Loan Agreement are collateralized by substantially all of their real, personal, tangible and intangible assets (whether owned as of the date of the Loan Agreement or subsequently acquired or existing), including, without limitation, (a) accounts; (b) general intangibles (including intellectual property); (c) goods (including inventory and equipment); (d) real property and fixtures; (e) chattel paper (including tangible and electronic chattel paper); (f) instruments (including promissory notes); (g) documents; (h) deposit accounts; (i) letters of credit, banker's acceptances and similar instruments; (j) supporting obligations and present and future liens, security interests, rights, remedies, title and interest in, to and in respect of receivables; (k) investment property (including securities, securities accounts, security entitlements, commodity contracts or commodity accounts); (l) monies, credit balances, deposits and other property of any Borrower or Guarantor now or hereafter held or received by or in transit to Agent or any Lender (or its affiliates) at any other depository or other institution; (m) commercial tort claims; (n) receivables (to the extent not previously described above); (o) leasehold real property interests existing as of March 22, 2007 (excluding fixtures and subject to certain limitations); and (p) all records.

The Loan Agreement contains terms and conditions customary for financing arrangements of this nature. The replacement term loan facility will mature on the earlier to occur of (a) June 15, 2009, (b) the confirmation of a plan of reorganization for Borrowers and Guarantors in the previously disclosed Chapter 11 cases of Borrowers and Guarantors (which are being administered under the Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware), or (c) the last termination date set forth in the Permanent Financing Order (as defined in the Loan Agreement).

Certain borrowings under the Loan Agreement ("Prime Rate Loans") will bear interest at a rate equal to two (2%) percent per annum in excess of the greater of (a) 8.25%, (b) the rate from time to time publicly announced by JPMorgan Chase Bank in New York, New York, or its successors, as its prime rate, whether or not such announced rate is the best rate available at such bank or (c) the federal funds rate as published by the Federal Reserve Bank of New York in effect on such day plus one-half (1/2%) percent. Other borrowings under the Loan Agreement ("Eurodollar Rate Loans") will bear interest at a rate equal to five (5%) percent per annum in excess of rate per annum determined by dividing (a) the rate of interest per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable interest period by (b) a percentage equal to: (i) one (1) minus (ii) the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System as the maximum reserve requirement applicable with respect to Euro-denominated liabilities, provided that such rate shall not be less than 5.25%. Agent may, at its option or at the direction of the requisite number of Lenders, increase the interest rates to the rate of five (5%) percent per annum in excess of the applicable rate for Prime Rate Loans and the rate of eight (8%) percent per annum in excess of the applicable rate for Eurodollar Rate Loans in certain circumstances.

The representations, covenants and events of default in the Loan Agreement are customary for financing transactions of this nature. Certain mandatory prepayments of the term loan facility will be required upon the occurrence of specified events, including upon the sale of certain assets. Events of default in the Loan Agreement include, among others, (a) the failure to pay when due the obligations owing under the credit facilities; (b) the failure to perform (and not timely remedy, if applicable) certain covenants; (c) the revocation or purported revocation of the obligations of a Guarantor; (d) the occurrence of certain bankruptcy or insolvency events; (e) certain judgments against the Borrowers; (f) any representation or warranty made by the Borrowers subsequently proven to have been false or misleading in any material respect; (g) certain cross default events and (h) the occurrence of a Change in Control (as defined in the Loan Agreement). Upon the occurrence of an event of default, the lenders may terminate the loan commitments, accelerate all loans and exercise any of their rights under the Loan Agreement and the ancillary loan documents as a secured party.

A copy of the executed Loan Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See response to Item 1.01.

Item 9.01                      Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Loan and Security Agreement, dated June 15, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HANCOCK FABRICS, INC.
(Registrant)

By:	/s/ Larry D. Fair
Name:	Larry D. Fair
Title:	Vice President, Finance (Principal Financial and Accounting Officer)

Date: June 20, 2007

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Loan and Security Agreement, dated June 15, 2007